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                             CERTIFICATE OF CORRECTION OF
                                 AMENDED AND RESTATED
                             ARTICLES OF INCORPORATION OF
                                  DITECH CORPORATION


Tim Montgomery and William Tamblyn certify that:


     1. They are the President and Assistant Secretary, respectively, of Ditech Corporation, a California corporation.

     2. The name of the corporation filing this certificate is Ditech Corporation and it is a California corporation.

     3. The instrument being corrected is entitled "AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DITECH CORPORATION" and said instrument was filed in the office of the Secretary of State of the State of California on March 3, 1997.

     4. Section 6.1 of Article III of said AMENDED AND RESTATED ARTICLES OF INCORPORATION, as corrected, should read in its entirety as follows:

     "6.1 GENERAL. Except as otherwise expressly provided herein and as otherwise required by applicable law, the Series A Preferred shall have no voting rights; PROVIDED that each holder of Series A Preferred shall be entitled to notice of all meetings of shareholders at the same time and in the same manner as notice is given to all shareholders entitled to vote at such meetings. Except as otherwise required by law or except as otherwise set forth herein, the holder of each share of Series B Preferred issued and outstanding shall have a number of votes with respect to such share equal to the number of shares of common stock into which such share of Series B Preferred is then convertible. Except as otherwise required by law or except as otherwise set forth herein, each holder of issued and outstanding
     Series C Preferred shall have one (1) vote for each five (5) shares of Series C Preferred held by such holder. The holders of Series B Preferred and Series C Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation."

     5. Said AMENDED AND RESTATED ARTICLES OF INCORPORATION when corrected as herein specified, will conform in wording to the wording of the AMENDED AND RESTATED ARTICLES OF INCORPORATION in the resolutions adopted by the Board of Directors and Shareholders approving the AMENDED AND RESTATED ARTICLES OF INCORPORATION.


                                          1.
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     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge and that this declaration was executed on February 18, 1999.


                                        /s/ Tim Montgomery
                                        ----------------------------------------
                                        Tim Montgomery
                                        President


                                        /s/ William Tamblyn
                                        ----------------------------------------
                                        William Tamblyn
                                        Assistant Secretary



                                          2.